Exhibit 23.1

DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808 • FAX (435) 865-2821

Mr. Lavi Krasney, Director and President
Majic Wheels Corp.
C/O Tarshish, P.O. Box 129
33 Jabotinsky Street
Ramat Gan, Israel 52130

Dear Mr. Krasney,

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation in Amendment No. 2 to the Registration Statement of Majic Wheels Corp. on Form SB-2 of our report on the financial statements of the Company as its registered independent auditors dated November 12, 2007, as of and for the period ended September 30, 2007. We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
January 31, 2008.